Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Oil and Gas Reserves, To the Interests of the DGOC Series 18(B), LP Partnership, Managed by Diversified Gas & Oil PLC, Pursuant to the Requirements of the United States Securities and Exchange Commission, Effective January 1, 2018, Job 18.1947-B dated February 26, 2018, for use in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
TX Reg. No. F-12302

By:    /s/D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
March 28, 2018